                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               Emulex Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.1 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    292475209
                                    ---------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]      Rule 13d-1(b)
                  [ X ]      Rule 13d-1(c)
                  [   ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------                                            ------------------------------------------
CUSIP No. 292475209                                             13G                     Page  2           of     9     Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED         ----- ------------------------------------------------------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             900 (see Item 4)
       PERSON         ----- ------------------------------------------------------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                      ----- ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER
                            900 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           900 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 0.1% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 292475209                                             13G                     Page  3           of     9     Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        ------ ------------------------------------------------------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             900 (see Item 4)
       PERSON        ------ ------------------------------------------------------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            900 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           900 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 0.1% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 292475209                                             13G                     Page  4           of     9     Pages
         -------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) |_|

                                                                                                            (b) |X|

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED        ------ ------------------------------------------------------------------------------------------------------
         BY              6  SHARED VOTING POWER
        EACH
      REPORTING             900 (see Item 4)
       PERSON        ------ ------------------------------------------------------------------------------------------------------
        WITH             7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            900 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           900 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 0.1% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(a)                  NAME OF ISSUER:
                           --------------

                           Emulex Corporation

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           -----------------------------------------------

                           3333 Susan Street
                           Costa Mesa, CA 92626

ITEMS 2(a)                 NAME OF PERSON FILING:
                           ---------------------

                           This statement is filed by: (i) S.A.C.
                           Capital Advisors, LLC, ("SAC Capital
                           Advisors") with respect to shares of common
                           stock ("Shares") of the Issuer beneficially
                           owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates") and S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates and SAC MultiQuant; and (iii) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates and SAC MultiQuant.


ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                           ------------------------------------

                           The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022.

ITEM 2(c)                  CITIZENSHIP:
                           -----------

                           SAC Capital Advisors and SAC Capital Management are Delaware limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:
                           ----------------------------

                           Common Stock

ITEM 2(e)                  CUSIP NUMBER:
                           ------------

                           292475209

ITEM 3                     Not Applicable

ITEM 4                     OWNERSHIP:
                           ---------

                           The percentages used herein are calculated based upon the Shares issued and outstanding as of November 1, 2005, as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Issuer for the quarterly period ended October 2, 2005.

                           As of the close of business on December 30, 2005:

                           1. S.A.C. Capital Advisors, LLC
                           (a) Amount beneficially owned: 900
                           (b) Percent of class: Less than 0.1%
                           (c)(i) Sole power to vote or direct the vote: -0-
                           (ii) Shared power to vote or direct the vote: 900
                           (iii) Sole power to dispose or direct the disposition: -0-
                           (iv) Shared power to dispose or direct the disposition: 900

                           2. S.A.C. Capital Management, LLC
                           (a) Amount beneficially owned: 900
                           (b) Percent of class: Less than 0.1%
                           (c)(i) Sole power to vote or direct the vote: -0-
                           (ii) Shared power to vote or direct the vote: 900
                           (iii) Sole power to dispose or direct the disposition: -0-
                           (iv) Shared power to dispose or direct the disposition: 900

                           3. Steven A. Cohen
                           (a) Amount beneficially owned: 900
                           (b) Percent of class: Less than 0.1%
                           (c)(i) Sole power to vote or direct the vote: -0-
                           (ii) Shared power to vote or direct the vote: 900
                           (iii) Sole power to dispose or direct the disposition: -0-
                           (iv) Shared power to dispose or direct the disposition: 900

                           SAC Capital Advisors, SAC Capital
                           Management, and Mr. Cohen own directly no Shares or securities convertible into Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant. Mr. Cohen controls both SAC Capital Advisors and SAC Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of SAC Advisors, SAC Management and Mr. Cohen may be deemed to own beneficially 900 Shares (constituting approximately less than 0.1% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.


ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                           --------------------------------------------

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON:
                           --------------

                           Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
                           -----------------------------------------

                           Not Applicable

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                           OF THE GROUP:
                           ------------

                           Not Applicable

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP:
                           ------------------------------

                           Not Applicable

ITEM 10                    CERTIFICATION:
                           -------------

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2006

S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name: Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name: Peter Nussbaum
Title: Authorized Person


STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name: Peter Nussbaum
Title: Authorized Person